Exhibit 10.1

THE BABCOCK & WILCOX COMPANY

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made by and between The Babcock & Wilcox Company, a corporation incorporated under the laws of the State of Delaware (“B&W”), and Michael S. Taff, an individual (“Mr. Taff”), as of June 29, 2011 (the “Effective Date”).

WHEREAS, Mr. Taff presently serves as Senior Vice President and Chief Financial Officer of B&W and has elected to terminate his employment with B&W in accordance with the Restructuring Transaction Retention Agreement by and between Mr. Taff and McDermott International, Inc. dated as of December 10, 2009 and assumed by B&W (the “Restructuring Transaction Retention Agreement”); and

WHEREAS, B&W desires to engage the services of Mr. Taff following the exercise of his rights under the Restructuring Transaction Retention Agreement to elect to terminate his employment and pending the search for a successor as chief financial officer, and Mr. Taff desires to provide such services.

NOW, THEREFORE, the parties agree as follows:

1.	Description of Services.

a. Mr. Taff agrees to perform financial services for B&W during the Consulting Term (as defined in Section 8). Except as otherwise provided herein, Mr. Taff will have the title of Senior Vice President & Chief Financial Officer, and perform those tasks generally requested of him by B&W’s President and Chief Executive Officer. As requested by B&W’s Chief Executive Officer, Mr. Taff agrees to support and provide assistance in B&W’s search for another Chief Financial Officer. If B&W appoints another person as B&W’s Chief Financial Officer during the Consulting Term, Mr. Taff’s title will change to Senior Vice President. If and when Mr. Taff’s title changes to Senior Vice President, he will use his reasonable best efforts to perform all services necessary to transition the new Chief Financial Officer into his or her position. During the Consulting Term, Mr. Taff will serve as an officer and/or director of B&W’s subsidiaries and Affiliates (as defined in Section 6), as requested by B&W. The services described in this Section 1a are collectively referred to as the “Services.”

b. Following B&W’s appointment of another person as its Chief Financial Officer, at the written request of B&W’s Chief Executive Officer or Chief Financial Officer, Mr. Taff agrees to (a) cooperate with B&W in the preparation and reporting of its quarterly and/or annual financial statements in respect of any period in which Mr. Taff was Chief Financial Officer and (b) execute and deliver any certifications, representation letters and other documents as B&W may reasonably request from time to time in connection with the preparation and/or reporting of such financial statements, including, without limitation, representations to the Chief Executive Officer and Chief Financial Officer substantially similar in form and substance to the representations provided by B&W and its executive officers to B&W’s external auditors. Following the Consulting Term, B&W agrees to pay Mr. Taff $5,200.00 for each day in which Mr. Taff provides, at the written request of B&W’s Chief Executive Officer or Chief Financial Officer, such assistance.

c. Notwithstanding anything herein to the contrary, following the earlier to occur of (i) B&W’s appointment of another person as its Chief Financial Officer or (ii) the termination of the Consulting Term, Mr. Taff will not be required to execute or deliver any certifications required by

(i) Rules 13a-14(a) and 15d-14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ii) Rules 13a-14(b) and 15d-14(b) of the Exchange Act and Section 1350 of Chapter 63 of Title 18 of the United States Code, in each case with respect to the Company’s quarterly and/or annual financial statements.

2.	Status. Mr. Taff acknowledges and agrees that at all times during the Consulting Term when Mr. Taff is providing Services to B&W and B&W’s subsidiaries and Affiliates (collectively, “Company”), Mr. Taff is an independent contractor and not an “employee” (or person of similar status) of the Company for purposes of: (1) the Internal Revenue Code of 1986, as amended (hereinafter “Code”); and (2) participation in any employee benefit plans of the Company. The Company does not have any right to control and direct Mr. Taff, not only as to the result to be accomplished by the services provided for herein, but also as to the details and means by which the result is accomplished. Mr. Taff acknowledges that he is waiving the right to participation in the Company’s benefit plans, including fringe benefit plans or other similar plans, and the right to any other benefit or item of compensation not expressly provided for herein that is provided to employees of the Company. Mr. Taff acknowledges that he will not be paid any “wages” (as defined in the Code) hereunder and that he shall be solely responsible for all taxes, including income and employment taxes, imposed on him by reason of any compensation, benefits or other amounts payable hereunder, and will report such compensation as earnings from self-employment. Mr. Taff shall not be subject to any established work schedule or routine or other supervision of or direction by B&W, as to hours worked or otherwise, notwithstanding that all the Services rendered hereunder shall be so rendered to the satisfaction of B&W and in compliance with applicable B&W policies and procedures. Notwithstanding any other provision in this Agreement, the retirement and other benefits that Mr. Taff may be entitled to as a result of his previous employment with B&W, including any benefits under the Restructuring Transaction Retention Agreement, shall continue in accordance with the terms and conditions of each respective benefit plan or other program.

3.	Indemnity. Mr. Taff shall indemnify, defend and hold harmless the Company, its officers, directors, employees and agents, of and from all claims, suits, liabilities, damages or expenses relating to any liabilities incurred by the Company as a result of Mr. Taff’s failure to pay income and other taxes. For the avoidance of doubt, Mr. Taff shall have no obligation under the foregoing indemnity resulting from the failure of B&W to satisfy its own tax obligations.

4.	Contact and Location. Mr. Taff shall take general direction from B&W’s Chief Executive Officer in connection with the Services. The parties agree that the Services are to be performed principally from B&W’s headquarters in Charlotte, North Carolina. During the Consulting Term, B&W will make available to Mr. Taff an office and staff personnel in Charlotte as Mr. Taff may require to perform his duties hereunder. Mr. Taff may perform some of the Services remotely from his home in Houston, Texas as long as the Services are being performed effectively, as reasonably determined by the Chief Executive Officer.

5.

Compensation. During the Consulting Term, B&W agrees to pay Mr. Taff $112,629.00 per month, payable in two equal installments on the 15th and last day of each month. Partial months will be prorated, however, the parties agree that the prorated payment for July 2011 will be included in the first payment paid in August 2011. In addition, B&W shall reimburse Mr. Taff any reasonable out-of-pocket business expenses incurred in connection with performing the Services during the Consulting Term (or thereafter in accordance with the last sentence of

Section 1b), each within 30 days after Mr. Taff provides written documentation that such expenses have been incurred, but in no event will be paid later than March 15 of the calendar year following the calendar year in which such expenses were incurred. B&W further agrees to provide for Mr. Taff’s use in Charlotte during the Consulting Term: (1) a furnished apartment (not to exceed a cost of $3,200 per month, inclusive of utilities and housekeeping); and (2) a car (not to exceed a cost of $900 per month). Notwithstanding anything else herein to the contrary, B&W shall not pay or reimburse Mr. Taff for any more than two (2) round trip flights to or from Houston, Texas per month.

6.	Non-Disclosure and Non-Solicitation. Mr. Taff acknowledges that he has previously received and, during the Consulting Term, will continue to receive new and different confidential and trade secret information which includes, but is not limited to any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or in which property rights have been assigned or otherwise conveyed to the Company, which information, data or knowledge has commercial value in the business in which the Company or its ventures is engaged, including without limitation (a) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, suppliers and customers and (b) information regarding internal cost structure and allocation, pricing methodologies and bidding processes (collectively, “Confidential Information”). Confidential Information shall not include any information, data or knowledge that is or becomes generally known or available to the public without any breach of confidentiality by Mr. Taff or a third party. Mr. Taff agrees to maintain all Confidential Information in strict confidence and will not disclose or make available to any other person or entity, or use for any reason other than in the performance of the Services under this Agreement, any Confidential Information, except for such disclosures as may otherwise be required by law or legal process (in which case Mr. Taff, if legally permissible, shall notify B&W in writing of such legal or judicial proceeding as soon as practicable but prior to disclosure following his receipt of notice of such a proceeding, and permit B&W to seek to protect its interests and information at its sole cost and expense). For purposes of this Agreement, the term “Affiliate” means an Affiliate of B&W within the meaning of Rule 12b-2 promulgated under Section 12 of the Exchange Act. During the Consulting Term and for a period of one-year thereafter, Mr. Taff will not, whether on Mr. Taff’s own behalf or on behalf of or in conjunction with any other individual or entity, directly or indirectly: (1) solicit or encourage any employee of the Company to leave the employment of the Company; (2) hire any such employee who was employed by the Company as of the date of the termination of the Consulting Term or who left the employment of the Company coincident with, or within one-year prior to or after, the termination of the Consulting Term; or (3) directly or indirectly, solicit or encourage to cease to work with the Company any consultant then under contract with the Company.

7.

B&W Property. All property and information, including, devices, records, data, notes, reports, findings, plans, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, cost, pricing and bidding information, business plans or any other documents or property, in whatever medium stored (including all reproductions of the aforementioned items) obtained by Mr. Taff or developed in the course of or relating to the Services (the “Property”) shall be and remain the exclusive property of the Company. Mr. Taff agrees to deliver to B&W (and will not keep in his possession, recreate or deliver to anyone else) all Confidential Information and Property on the termination or expiration of this Agreement, or sooner if requested by B&W in writing. Mr. Taff shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s sole expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Property.

8.	Term.

a. Mr. Taff shall provide the Services from July 31, 2011 through July 31, 2012, unless the Services are terminated earlier as set forth below in this Section 8 (“Consulting Term”). Notwithstanding the fact that the date to commence the Services is subsequent to the Effective Date of this Agreement, both B&W and Mr. Taff intend and agree that this Agreement shall be fully binding and in full force and effect from and after the Effective Date. Sections 1b through 3 and 6 through 11 shall survive any termination of the Consulting Term, the parties’ consulting relationship, and the termination or expiration of this Agreement.

b. B&W may terminate the Services and the Consulting Term for any reason upon thirty (30) days advance written notice to Mr. Taff.

c. Mr. Taff may terminate the Services and the Consulting Term for any reason on ninety (90) days’ advance written notice to B&W; provided that if B&W appoints another person as Chief Financial Officer, Mr. Taff may terminate the Services and the Consulting Term for any reason on sixty (60) days’ advance written notice to B&W.

d. Either party to this Agreement may terminate the Services and the Consulting Term immediately on written notice without further liability or obligation, except as otherwise specified herein, should the other party materially breach this Agreement.

9.	Ethics and Compliance. Mr. Taff acknowledges that he has received B&W’s Code of Business Conduct, including related Company policies and procedures, and agrees to comply therewith. If B&W reasonably suspects a breach of its Code of Business Conduct, it reserves the right to investigate to determine whether a breach has occurred. During the investigation, B&W may withhold any payment due to Mr. Taff under this Agreement. B&W may terminate the Services and the Consulting Term without notice or liability if it determines, in its sole discretion, that Mr. Taff breached its Code of Business Conduct or has engaged in any course of conduct which has, or may reasonably be expected to have, the effect of demeaning the name or business reputation of the Company or affects adversely, or may reasonably be expected to affect adversely, the Company’s best interests, economic or otherwise.

10.

Noncompetition and Conflict of Interest. During the Consulting Term, Mr. Taff shall not, directly or indirectly, without the prior written approval of the Company, act in any capacity for, be employed by, provide services to, or contract with any other company or entity engaged in Competing Services (a “Competitive Entity”), or acquire any interest of any type in any Competitive Entity; provided, however, that the foregoing shall not be deemed to prohibit Mr. Taff from acquiring, solely as an investment and through market purchases, securities of any Competitive Entity which are registered under Section 12(b) or 12(g) of the Exchange Act and which are publicly traded, so long as Mr. Taff is not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than one percent of the outstanding voting power of that entity. For the purposes of this

Agreement, the phrase “Competing Services” shall mean any services that are the same as or similar to the services currently being provided or offered by the Company and/or which are provided or offered by the Company during the Consulting Term. Competing Services include but are not limited to the following: (a) power generation systems, including fossil-fired steam generating systems, replacement commercial nuclear steam generators, environmental equipment, replacement parts and related services; and (b) government operations, including supply of nuclear components to the U.S. Government and various services including uranium processing, environmental site restoration services and management and operating services for government-owned facilities. During the Consulting Term, Mr. Taff further agrees not to engage in any activity which might reasonably create a conflict of interest between himself and the Company or which might reasonably and adversely affect his judgment with respect to the business of the Company.

11.	Miscellaneous.

a. Failure on the part of a party to insist on strict compliance by the other with any provision of this Agreement shall not constitute a waiver of obligations in respect thereof.

b. This Agreement sets forth the entire understanding of the parties with respect to the matters discussed herein and can be amended or extended only by written agreement signed by both parties.

c. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations in and to this Agreement without the prior written consent of the other party, which consent may be given or withheld in the sole discretion of such party but may not be unreasonably delayed.

d. The obligations set forth in this Agreement are severable and divisible, and no clause or portion thereof that is not enforceable shall cause the remainder of such clause or other obligations contained herein to be unenforceable.

e. This Agreement shall be construed under and governed by the laws of the State of North Carolina, exclusive of its conflict of laws provisions.

f. Mr. Taff will, by virtue of his appointment as an officer of the Company, be entitled to the same rights to coverage under the directors and officers liability and insurance policies and indemnification under the Company’s Bylaws (or analogous governing documents) as are provided to the officers of the Company generally, and the Company shall take all reasonable steps necessary to give effect to this provision.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

THE BABCOCK & WILCOX COMPANY		MICHAEL S. TAFF

/s/ Brandon C. Bethards		/s/ Michael S. Taff
By:	Brandon C. Bethards
Title:	President & Chief Executive Officer